Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of AssetMark Financial Holdings, Inc. of our report dated March 11, 2019, except for stock split disclosure, which is as of July 8, 2019, relating to the 2017 consolidated financial statements appearing in the Annual Report on Form 10-K of AssetMark Financial Holdings, Inc. for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

August 3, 2020